Exhibit 1.1

FOCUS FINANCIAL PARTNERS INC.

(a Delaware corporation)

[          ] Shares of Class A Common Stock

UNDERWRITING AGREEMENT

Dated: [       ], 2018

FOCUS FINANCIAL PARTNERS INC.

(a Delaware corporation)

[          ] Shares of Class A Common Stock

UNDERWRITING AGREEMENT

[         ], 2018

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

One Bryant Park
New York, New York 10036

Goldman Sachs & Co. LLC
200 West Street
New York, New York 10282-2198

as Representatives of the several Underwriters

Ladies and Gentlemen:

Focus Financial Partners Inc., a Delaware corporation (the “Company”), and Focus Financial Partners, LLC, a Delaware limited liability company (the “Operating LLC”), agree with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Goldman Sachs & Co. LLC (“Goldman”) and each of the other Underwriters named in Schedule A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom Merrill Lynch and Goldman are acting as representatives (in such capacity, the “Representatives”), with respect to (i) the issuance and sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of the respective numbers of shares of Class A Common Stock, par value $0.01 per share, of the Company (“Class A Common Stock”) set forth in Schedule A hereto and (ii) the grant by the Company to the Underwriters, acting severally and not jointly, of the option described in Section 2(b) hereof to purchase all or any part of [       ] additional shares of Class A Common Stock.  The aforesaid [       ] shares of Class A Common Stock (the “Initial Securities”) to be purchased by the Underwriters and all or any part of the [       ] shares of Class A Common Stock subject to the option described in Section 2(b) hereof (the “Option Securities”) are herein called, collectively, the “Securities.”  The shares of Class A Common Stock and the shares of Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Common Stock”) to be outstanding immediately after the Closing Time (as defined below) are herein called, collectively, the “Common Stock.”  In connection with  the Closing Time, the Company will complete a series of reorganization transactions (the “Reorganization”) as described under the heading “Internal Reorganization” in the Registration Statement, the General Disclosure Package and the Prospectus (each as defined below).  In connection with the Reorganization and the offering contemplated by this underwriting agreement (this “Agreement”), the Company will become the sole managing member of the Operating LLC, and will directly own a [  ]% membership interest in the Operating LLC consisting of common units of the Operating LLC.  Unless the context otherwise requires, any reference in this Agreement to the “Transactions” shall include the transactions contemplated by the Transaction Documents (as defined below) and the Reorganization.  In connection with the Reorganization, the offering contemplated by this Agreement and the Transactions, and as described in the Registration Statement, the General Disclosure Package and the Prospectus, (a) the Company will enter into a tax receivable agreement with certain investors in the Operating LLC (the “Tax Receivable Agreement”), (b) the Company will enter into a registration rights agreement with certain investors in the Operating LLC (the “Registration Rights Agreement”), (c) the operating agreement of the Operating LLC will be amended and restated to, among other things, add the Company as a member of the Operating LLC and designate the Company as the sole managing member of the Operating LLC (as so amended and restated, the “Fourth Amended and Restated Operating Agreement”) and (d) the certificate of incorporation of the Company will be amended and restated (the “Amended and Restated Certificate of Incorporation”).  This Agreement, the Tax Receivable Agreement, the Registration Rights Agreement, the Fourth Amended and Restated Operating Agreement and the Amended and Restated Certificate of Incorporation are collectively referred to herein as the “Transaction Documents.”

The Company has arranged for Fidelity Brokerage Services LLC, Fidelity Capital Markets, a division of National Financial Services LLC, and Canaccord Genuity Corp., together with its affiliate, Canaccord Genuity LLC (collectively, the “DSP Manager”), to administer a directed share program, under which [      ] shares of the Initial Securities to be purchased by the Underwriters (the “Reserved Securities”) shall be reserved for sale to certain persons designated by the Company (the “Invitees”) at the initial public offering price, as part of the distribution of the Securities by the Underwriters, subject to the terms of this Agreement, the applicable rules, regulations and interpretations of the Financial Industry Regulatory Authority, Inc. (“FINRA”), including without limitation FINRA Rule 5130(d), and all other applicable laws, rules and regulations, as set forth in the Prospectus.  To the extent that such Reserved Securities are not orally confirmed for purchase by Invitees by 8:00 A.M. (New York City time) on the first business day after the date of this Agreement, or such other time as shall be mutually agreed by the Company and the DSP Manager, such Reserved Securities shall be allocated to other Invitees up to the maximum amount of their confirmed order or otherwise offered to the public by the Underwriters as part of the public offering contemplated hereby as set forth in the Prospectus.

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1 (No. 333-225166), including the related preliminary prospectus or prospectuses, covering the registration of the sale of the Securities under the Securities Act of 1933, as amended (the “1933 Act”).  Promptly after execution and delivery of this Agreement, the Company will prepare and file a prospectus in accordance with the provisions of Rule 430A (“Rule 430A”) of the rules and regulations of the Commission under the 1933 Act (the “1933 Act Regulations”) and Rule 424(b) (“Rule 424(b)”) of the 1933 Act Regulations.  The information included in such prospectus that was omitted from such registration statement at the time it became effective but that is deemed to be part of such registration statement at the time it became effective pursuant to Rule 430A(b) is herein called the “Rule 430A Information.”  Such registration statement, including the amendments thereto, the exhibits thereto and any schedules thereto, at the time it became effective, and including the Rule 430A Information, is herein called the “Registration Statement.”  Any registration statement filed pursuant to Rule 462(b) of the 1933 Act Regulations is herein called the “Rule 462(b) Registration Statement” and, after such filing, the term “Registration Statement” shall include the Rule 462(b) Registration Statement.  Each prospectus used prior to the effectiveness of the Registration Statement, and each prospectus that omitted the Rule 430A Information that was distributed to investors after such effectiveness and prior to the execution and delivery of this Agreement, is herein called a “preliminary prospectus”, and references herein to “the most recent preliminary prospectus” refer to the preliminary prospectus dated [    ], 2018, which is the most recent preliminary prospectus distributed to investors prior to the Applicable Time.  The final prospectus that discloses the public offering price, other Rule 430A Information and other final terms of the Securities and otherwise satisfies Section 10(a) of the 1933 Act, in the form first furnished to the Underwriters for use in connection with the offering of the Securities, is herein called the “Prospectus.”  For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system or any successor system (“EDGAR”).

As used in this Agreement:

“Applicable Time” means [    ]:00 [P./A.]M., New York City time, on [       ], 2018 or such other time as agreed by the Company and the Representatives.

“General Disclosure Package” means any Issuer General Use Free Writing Prospectuses issued at or prior to the Applicable Time, the most recent preliminary prospectus and the information included on Schedule B-1 hereto, all considered together.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), relating to the Securities, including without limitation any “free writing prospectus” (as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”)) relating to the Securities that is (i) required to be filed with the Commission by the Company, (ii) a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission, or (iii) exempt from filing with the Commission pursuant to Rule 433(d)(5)(i) because it contains a description of the Securities or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors (other than a “bona fide electronic road show” as defined in Rule 433 (the “Bona Fide Electronic Road Show”)), as evidenced by its being specified in Schedule B-2 hereto.

“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.

“Testing-the-Waters Communication” means any oral or written communication with potential investors undertaken in reliance on Section 5(d) of the 1933 Act.

“Written Testing-the-Waters Communication” means any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405.

SECTION 1.                            Representations and Warranties.

(a)                                 Representations and Warranties by the Company and the Operating LLC.  Each of the Company and the Operating LLC, jointly and severally, represents and warrants to each Underwriter as of the date hereof, the Applicable Time, the Closing Time and any Date of Delivery (as defined below), and agrees with each Underwriter, as follows:

(i)                                     Registration Statement and Prospectuses.  Each of the Registration Statement and any amendment thereto has become effective under the 1933 Act.  No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no order preventing or suspending the use of any preliminary prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s and the Operating LLC’s knowledge, threatened by the

Commission.  The Company has complied with each request (if any) from the Commission for additional information.

Each of the Registration Statement and any post-effective amendment thereto, at the time it became effective, complied in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations.  Each preliminary prospectus, the Prospectus and any amendment or supplement thereto, at the time each was filed with the Commission, complied in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations.  Each preliminary prospectus delivered to the Underwriters for use in connection with this offering and the Prospectus was or will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T of the 1933 Act (“Regulation S-T”).

(ii)                                  Accurate Disclosure.  Neither the Registration Statement nor any amendment thereto, at its effective time, at the Closing Time or at any Date of Delivery, contained, contains or will contain an untrue statement of a material fact or omitted, omits or will omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  As of the Applicable Time, [neither / none of] (A) the General Disclosure Package [nor] (B) any individual Issuer Limited Use Free Writing Prospectus, when considered together with the General Disclosure Package [and (C) any individual Written Testing-the-Waters Communication,] when considered together with the General Disclosure Package, included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Neither the Prospectus nor any amendment or supplement thereto (including any prospectus wrapper), as of its issue date, at the time of any filing with the Commission pursuant to Rule 424(b), at the Closing Time or at any Date of Delivery, included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement (or any amendment thereto), the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) made in reliance upon and in conformity with written information furnished to the Company and the Operating LLC by any Underwriter through the Representatives expressly for use therein.  For purposes of this Agreement, the only information so furnished shall be [the information in the first paragraph under the heading “Underwriting—Commissions and Discounts,” the information in the second, third and fourth paragraphs under the heading “Underwriting—Price Stabilization, Short Positions and Penalty Bids” and the information under the heading “Underwriting—Electronic Distribution”] in each case contained in the Prospectus (collectively, the “Underwriter Information”).

(iii)                               Issuer Free Writing Prospectuses.  No Issuer Free Writing Prospectus conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified.  The Company has made available a Bona Fide Electronic Road Show in compliance with Rule 433(d)(8)(ii) such that no filing of any “road show” (as defined in Rule 433(h)) is required in connection with the offering of the Securities.  The representations and warranties in this subsection shall not apply to statements in or omissions made in each such Issuer Free Writing Prospectus or prospectus in reliance upon and in conformity with the Underwriter Information.

(iv)                              Testing-the-Waters Materials.  Neither the Company nor the Operating LLC (A) has engaged in any Testing-the-Waters Communication other than Testing-the-Waters Communications with the consent of the Representatives with entities that are qualified institutional buyers within the meaning of Rule 144A under the 1933 Act or institutions that are accredited investors within the meaning of Rule 501 under the 1933 Act and (B) has authorized anyone other than the Representatives to engage in Testing-the-Waters Communications.  The Company and the Operating LLC reconfirm that the Representatives have been authorized to act on their behalf in undertaking Testing-the-Waters Communications.  Neither the Company nor the Operating LLC has distributed any Written Testing-the-Waters Communications other than those listed on Schedule [  ] hereto.

(v)                                 Company Not Ineligible Issuer.  At the time of filing the Registration Statement and any post-effective amendment thereto, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Securities and at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405.

(vi)                              Emerging Growth Company Status.  From the time of the initial confidential submission of the Registration Statement to the Commission (or, if earlier, the first date on which the Company engaged directly or through any person authorized to act on its behalf in any Testing-the-Waters Communication) through the date hereof, the Company has been and is an “emerging growth company,” as defined in Section 2(a) of the 1933 Act (an “Emerging Growth Company”).

(vii)                           Independent Accountants.  (A) Deloitte & Touche LLP, who audited certain financial statements of the Company and the Operating LLC included in the Registration Statement, the General Disclosure Package and the Prospectus, is an independent registered public accounting firm with respect to the Company and the Operating LLC as required by the 1933 Act, the 1933 Act Regulations and the Public Company Accounting Oversight Board; and (B) Mayer Hoffman McCann P.C., who audited certain financial statements of SCS Financial Services LLC and its subsidiaries (collectively, “SCS”) included in the Registration Statement, the General Disclosure Package and the Prospectus, is an independent registered public accounting firm with respect to SCS as required by the 1933 Act, the 1933 Act Regulations and the Public Company Accounting Oversight Board.

(viii)                        Financial Statements; Non-GAAP Financial Measures.  The historical financial statements included in the Registration Statement, the General Disclosure Package and the Prospectus, together with the related notes, present fairly the financial position of the entities purported to be shown at the dates indicated and the statements of income, members’ deficit and cash flows of the entities purported to be shown for the periods specified; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved.  The summary historical financial data included under the caption “Prospectus Summary—Summary Historical and Pro Forma Consolidated Financial Data”  and the selected historical financial data set forth under the caption “Selected Historical and Pro Forma Consolidated Financial Data” included in the Registration Statement, the General Disclosure Package and the Prospectus present fairly, in all material respects, the information shown therein and have been compiled on a basis consistent with that of the audited and unaudited financial statements, except as described  therein.  The pro forma financial statements and the related notes thereto included in the Registration Statement, the General Disclosure Package and the Prospectus present fairly, in all material respects, the information shown therein and have been prepared in accordance with the applicable requirements of Regulation S-X of the 1933 Act (“Regulation S-X”) with respect to pro forma financial statements and have been properly compiled, in all material respects, on the basis described therein, and the assumptions used in the preparation thereof are reasonable and the pro forma adjustments used therein are appropriate, in all material respects, to give effect to the transactions and circumstances referred to therein.  Except as included therein, no historical or pro forma financial statements are required to be included in the Registration Statement, the General Disclosure Package or the Prospectus under the 1933 Act or the 1933 Act Regulations.  All disclosures contained in the Registration Statement, the General Disclosure Package or the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Item 10 of Regulation S-K of the 1933 Act (“Regulation S-K”), to the extent applicable.

(ix)                              No Material Adverse Change in Business.  Except as otherwise stated therein, since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company, the Operating LLC and their respective subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company, the Operating LLC or any of their respective subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company, the Operating LLC and their respective subsidiaries considered as one enterprise, and (C)  there has been no dividend or distribution of any kind declared, paid or made by the Company or the Operating LLC on any class of its capital stock, in each case, other than in connection with the Reorganization or as described in the Registration Statement, the General Disclosure Package and the Prospectus.

(x)                                 Good Standing of the Company and the Operating LLC.  The Company and the Operating LLC have been duly organized and are validly existing as a corporation and limited liability company, respectively, in each case in good standing under the laws of the state of Delaware and have corporate or similar power and authority to own or lease their properties and to conduct their business as described in the Registration Statement, the General Disclosure Package and the Prospectus and to enter into and perform their obligations under this Agreement and the other Transaction Documents; and the Company and the Operating LLC are duly qualified as a foreign corporation and limited liability company, respectively, to transact business and are in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.

(xi)                              Good Standing of Subsidiaries.  Each “significant subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X) of the Company after giving effect to the Reorganization (each, a “Subsidiary” and, collectively, the “Subsidiaries”), other than the Operating LLC, has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate or similar power and authority to own or lease its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.  Except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, immediately following the Reorganization, all of the issued and outstanding capital stock or limited liability company interests of each Subsidiary has been duly authorized and will be validly issued, will be fully paid and non-assessable (except as such non-assessability may be limited by Sections 18-303, 18-607 and 18-804 of the Delaware Limited Liability Company Act) and will be owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity (other than those arising under the First Lien Credit Agreement and Second Lien Credit Agreement (collectively, the “Credit Agreement”), each dated as of July 3, 2017, among the Operating LLC and certain subsidiaries, and Royal Bank of Canada, as Administrative Agent and the other lenders party thereto, each as amended).  None of the outstanding shares of capital stock or limited liability company interests of any Subsidiary were issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary.  The only subsidiaries of the Company are (A) the subsidiaries listed on Exhibit 21.1 to the Registration Statement and (B) certain other subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X.

(xii)                           Capitalization.  As of March 30, 2018 and after giving effect to the  Reorganization and the issuance of the Initial Securities, and the application of the net proceeds therefrom, the authorized and issued and outstanding shares of capital stock of the Company would be as set forth in the Registration Statement, the General Disclosure Package and the Prospectus in the column with the heading entitled “Pro Forma” under the caption “Capitalization”.  The shares of capital stock of the Company to be outstanding immediately following the Reorganization have been duly authorized and immediately following the Reorganization will be validly issued and fully paid and non-assessable.  None of the shares of capital stock of the Company to be outstanding immediately following the Reorganization will have been issued in violation of the preemptive or other similar rights of any securityholder of the Company or the Operating LLC.

(xiii)                        Authorization of Agreement.  This Agreement has been duly authorized, executed and delivered by each of the Company and the Operating LLC.

(xiv)                       Authorization and Description of Securities.  The Securities to be purchased by the Underwriters from the Company have been duly authorized for issuance and sale to the Underwriters pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid and non-assessable; and the issuance of the Securities is not subject to the preemptive or other similar rights of any securityholder of the Company or the Operating LLC.  The Common Stock conforms in all material respects to all statements relating thereto contained in the Registration Statement, the General Disclosure Package and the Prospectus and such description conforms in all material respects to the rights set forth in the instruments defining the same.

(xv)                          Descriptions of the Transactions and Transaction Documents.  The statements made in the General Disclosure Package and the Prospectus insofar as they purport to constitute summaries of the terms of the Transaction Documents constitute accurate summaries of the terms of such Transaction Documents in all material respects.

(xvi)                       Registration Rights.  There are no persons with registration rights or other similar rights to have any securities registered for sale pursuant to the Registration Statement or otherwise registered for sale or sold by the Company under the 1933 Act pursuant to this Agreement other than those rights that have been waived or that have been disclosed in the Registration Statement, the General Disclosure Package and the Prospectus.

(xvii)                    Absence of Violations, Defaults and Conflicts.  Neither the Company, the Operating LLC nor any of their respective subsidiaries is (A) in violation of its charter, by-laws or similar organizational document, (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company, the Operating LLC or any of their respective subsidiaries is a party or by which it or any of them may be bound or to which any of the properties or assets of the Company, the Operating LLC or any such subsidiary is subject (collectively, the “Agreements and Instruments”), except for such defaults that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (C) in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company, the Operating LLC or any of their respective subsidiaries or any of their respective properties, assets or operations (each, a “Governmental Entity”), except for such violations that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein, therein and in the Registration Statement, the General Disclosure Package and the Prospectus (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described therein under the caption “Use of Proceeds”) and compliance by the Company and the Operating LLC with their respective obligations hereunder and under the other Transaction Documents have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company, the Operating LLC or any of their respective subsidiaries pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect), nor will such action result in any violation of (A) the provisions of the charter, by-laws or similar organizational document of the Company, the Operating LLC or any of their respective subsidiaries or (B) any law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity, except for, in the case of (B), such violations that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company, the Operating LLC or any of their respective subsidiaries.

(xviii)                 Absence of Labor Dispute.  No labor dispute with the employees of the Company, the Operating LLC or any of their respective subsidiaries exists or, to the knowledge of the Company and the Operating LLC, is imminent, and neither the Company nor the Operating LLC is aware of any existing or imminent labor disturbance by the employees of any of its or any subsidiary’s principal service providers, customers or contractors, which, in either case, would reasonably be expected to result in a Material Adverse Effect.

(xix)                       Absence of Proceedings.  Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, there is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Entity now pending or, to the knowledge of the Company and the Operating LLC, threatened against or affecting the Company, the Operating LLC or any of their respective subsidiaries, which would reasonably be expected to result in a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the other Transaction Documents or the performance by the Company of its obligations hereunder or thereunder; and the aggregate of all pending legal or governmental proceedings to which the Company, the Operating

LLC or any such subsidiary is a party or of which any of their respective properties or assets is the subject which are not described in the Registration Statement, the General Disclosure Package and the Prospectus, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect.

(xx)                          Accuracy of Exhibits.  There are no contracts or documents which are required pursuant to the rules and regulations of the Commission to be described in the Registration Statement, the General Disclosure Package or the Prospectus or to be filed as exhibits to the Registration Statement which have not been so described and filed as required.

(xxi)                       Absence of Further Requirements.  No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity is necessary or required for the performance by the Company or the Operating LLC of their respective obligations hereunder or under the other Transaction Documents, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, except (A) such as have been already obtained or as may be required under the 1933 Act, the 1933 Act Regulations, the rules of the NASDAQ Stock Market LLC, state securities laws, the rules of FINRA or the laws and regulations of jurisdictions outside the United States in which the Reserved Securities are offered and (B) that, if not obtained would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially impair the ability of the Company or the Operating LLC to consummate the transactions contemplated under this Agreement and the other Transaction Documents.

(xxii)                    Possession of Licenses and Permits.  The Company, the Operating LLC and their respective subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Entities necessary to conduct the business in the manner described in the General Disclosure Package and the Prospectus, subject to such qualifications as may be set forth in the General Disclosure Package and the Prospectus, except where the failure so to possess would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  The Company, the Operating LLC and their respective subsidiaries are in compliance with the terms and conditions of all Governmental Licenses, subject to such qualifications as may be set forth in the General Disclosure Package and the Prospectus, except where the failure so to comply would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All of the Governmental Licenses are valid and in full force and effect, subject to such qualifications as may be set forth in the General Disclosure Package and the Prospectus, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither the Company, the Operating LLC nor any of their respective subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

(xxiii)                 Title to Property.  The Company, the Operating LLC and their respective subsidiaries do not own any real property.   All of the leases and subleases material to the business of the Company, the Operating LLC and their respective subsidiaries, considered as one enterprise, and under which the Company, the Operating LLC or any of their respective subsidiaries leases properties described in the Registration Statement, the General Disclosure Package or the Prospectus, are in full force and effect, and neither the Company, the Operating LLC nor any such subsidiary has received any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company, the Operating LLC or any such subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company, the Operating LLC or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

(xxiv)                Possession of Intellectual Property.  The Company, the Operating LLC and their respective subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on their respective business now operated by them, except where the failure to own or possess such rights would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect, and neither the Company, the Operating LLC nor any of their respective subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property, which infringement or conflict (if the subject of any unfavorable decision, ruling or finding), singly or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(xxv)                   Accounting Controls.  To the extent required by Rule 13a-15 under the rules and regulations of the Commission under the 1934 Act (the “1934 Act Regulations”), the Company, the Operating LLC and each of their respective subsidiaries maintain effective internal control over financial reporting (as defined under Rule 13a-15 and 15d-15 under the 1934 Act Regulations) and a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, as applicable; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, since the end of the Operating LLC’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(xxvi)                Compliance with the Sarbanes-Oxley Act.   Upon the effectiveness of the Registration Statement, the Company and, to the knowledge of the Company, the executive officers and directors of the Company, in their capacities as such, were, and at the Closing Time, will be, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations promulgated thereunder.

(xxvii)             Payment of Taxes.  All tax returns of the Company, the Operating LLC and each of their respective subsidiaries required by law to be filed have been filed or extensions to file such returns have been timely requested (except in any case in which the failure to file would not, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect) and all taxes shown by such returns, which are due and payable, have been paid, other than those being contested in good faith and for which adequate reserves have been provided or the nonpayment of which would not, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(xxviii)          Insurance.  The Company, the Operating LLC and their respective subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is prudent and customary in the businesses in which they are engaged, and all such insurance is in full force and effect.  Neither the Company nor the Operating LLC has any reason to believe that it or any of its subsidiaries will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not reasonably be expected to result in a Material Adverse Effect.

(xxix)                Investment Company Act.  Neither the Company nor the Operating LLC is required, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Registration Statement, the General Disclosure Package and the Prospectus will be required, to register as an “investment company” under the Investment Company Act of 1940, as amended.

(xxx)                   Absence of Manipulation.  Neither the Company, the Operating LLC nor any controlled affiliate of the Company or the Operating LLC has taken, nor will the Company, the Operating LLC or any such controlled affiliate take, directly or indirectly, any action which is designed, or would be expected, to cause or result in, or which constitutes, the stabilization or manipulation of the price of any security of the Company or the Operating LLC to facilitate the sale or resale of the Securities or to result in a violation of Regulation M under the 1934 Act.

(xxxi)                Foreign Corrupt Practices Act.  None of the Company, the Operating LLC, any of their respective subsidiaries or, to the knowledge of the Company and the Operating LLC, any director, officer, agent, employee, controlled affiliate or other person acting on behalf of the Company, the Operating LLC or any of their respective subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and the Operating LLC and, to the knowledge of the Company and the Operating LLC, their respective controlled affiliates have conducted their businesses in compliance with the FCPA.  The Code of Conduct adopted by the Company in connection with the offering contemplated by this Agreement includes policies intended to ensure compliance with the FCPA.

(xxxii)             Money Laundering Laws.  The operations of the Company, the Operating LLC and their respective subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions where the Company, the Operating LLC and their respective subsidiaries conduct business and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Entity involving the Company, the Operating LLC or any of their respective subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company and the Operating LLC, threatened.

(xxxiii)          OFAC.  None of the Company, the Operating LLC, any of their respective subsidiaries or, to the knowledge of the Company and the Operating LLC, any director, officer,

agent, employee, controlled affiliate or  representative of the Company, the Operating LLC or any of their respective subsidiaries is an individual or entity (“Person”) currently the subject or target of any  sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or the Operating LLC located, organized or resident in a country or territory that is the subject of Sanctions; and the Company and the Operating LLC will not directly or indirectly use the proceeds of the sale of the Securities or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person to fund any activities of or business with any Person or in any country or territory that, at the time of such funding, is the subject of  Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(xxxiv)         Sales of Reserved Securities.  In connection with any offer and sale of Reserved Securities outside the United States, each preliminary prospectus, the Prospectus, any prospectus wrapper and any amendment or supplement thereto, at the time it was filed, complied and will comply in all material respects with any applicable laws or regulations of foreign jurisdictions in which the same is distributed.  Neither the Company nor the Operating LLC has offered, or caused the DSP Manager to offer, Reserved Securities to any person with the specific intent to unlawfully influence (i) a customer or service provider of the Company, the Operating LLC or any of their respective controlled affiliates to alter the customer’s or service provider’s level or type of business with any such entity or (ii) a trade journalist or publication to write or publish favorable information about the Company, the Operating LLC or any of their respective controlled affiliates, or their respective businesses.

(xxxv)            Statistical and Market-Related Data.  Any statistical and market-related data included in the Registration Statement, the General Disclosure Package or the Prospectus are based on or derived from sources that the Company believes, after reasonable inquiry, to be reliable and accurate and, to the extent required, the Company or the Operating LLC has obtained the written consent to the use of such data from such sources.

(xxxvi)         No Rated Debt Securities. Neither the Company, the Operating LLC nor their respective subsidiaries have any debt securities or preferred stock that are rated by any “nationally recognized statistical rating agency” (as defined in Section 3(a)(62) of the 1934 Act), except the ratings assigned by S&P Global Ratings and Moody’s Investors Service.

(xxxvii)      Fair Summaries.  The statements in the Registration Statement, the General Disclosure Package and the Prospectus under the caption  “Certain Relationships and Related Party Transactions”, “Description of Capital Stock” and “Shares Eligible for Future Sale”, insofar as such statements summarize legal matters, agreements or documents discussed therein, are accurate summaries in all material respects of such legal matters, agreements or documents and present information required to be shown therein pursuant to the rules and regulations of the Commission.  The statements included in the Registration Statement, the General Disclosure Package and the Prospectus under the caption “Material U.S. Federal Income Tax Consequences for Non-U.S. Holders,” insofar as they purport to describe provisions of U.S. federal tax laws or legal conclusions with respect thereto, accurately summarize the matters referred to therein in all material respects.

(b)                                 Officer’s Certificates.  Any certificate signed by any officer of the Company or the Operating LLC delivered to the Representatives or to counsel for the Underwriters shall be deemed a representation and warranty by the Company and the Operating LLC to each Underwriter as to the matters covered thereby.

SECTION 2.                            Sale and Delivery to Underwriters; Closing.

(a)                                 Initial Securities.  On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, at the price per share set forth in Schedule A, that number of Initial Securities set forth in Schedule A opposite the name of such Underwriter, plus any additional number of Initial Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof, subject, in each case, to such adjustments among the Underwriters as the Representatives in their sole discretion shall make to eliminate any sales or purchases of fractional shares.

(b)                                 Option Securities.  In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Underwriters, severally and not jointly, to purchase up to an additional [     ] shares of Class A Common Stock, at the price per share set forth in Schedule A, less an amount per share equal to any dividends or distributions declared by the Company and payable on the Initial Securities but not payable on the Option Securities.  The option hereby granted may be exercised for 30 days after the date hereof and may be exercised in whole or in part at any time from time to time upon notice by the Representatives to the Company setting forth the number of Option Securities as to which the several Underwriters are then exercising the option and the time and date of payment and delivery for such Option Securities.  Any such time and date of delivery (a “Date of Delivery”) shall be determined by the Representatives, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Closing Time.  If the option is exercised as to all or any portion of the Option Securities, each of the Underwriters, acting severally and not jointly, will purchase that proportion of the total number of Option Securities then being purchased which the number of Initial Securities set forth in Schedule A opposite the name of such Underwriter bears to the total number of Initial Securities, subject, in each case, to such adjustments as the Representatives in their sole discretion shall make to eliminate any sales or purchases of fractional shares.

(c)                                  Payment.  Payment of the purchase price for and delivery of the Initial Securities shall be made at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, or at such other place as shall be agreed upon by the Representatives and the Company, at 9:00 A.M. (New York City time) on the second (third, if the pricing occurs after 4:30 P.M. (New York City time) on any given day) business day after the date hereof (unless postponed in accordance with the provisions of Section 10), or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called “Closing Time”).

In addition, in the event that any or all of the Option Securities are purchased by the Underwriters, payment of the purchase price for and delivery of such Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Representatives and the Company, on each Date of Delivery as specified in the notice from the Representatives to the Company.

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company against delivery to the Representatives for the respective accounts of the Underwriters for the Securities to be purchased by them.  It is understood that each Underwriter has authorized each Representative, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Initial Securities and the Option Securities, if any, which it has agreed to purchase.  [     ], individually and not as representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Initial Securities or the Option Securities, if any, to be purchased by any Underwriter whose funds have not been received by the Closing Time or the relevant Date of Delivery, as the case may be, but such payment shall not relieve such Underwriter from its obligations hereunder.

SECTION 3.                            Covenants of the Company and the Operating LLC.  The Company and the Operating LLC covenant, jointly and severally, with each Underwriter as follows:

(a)                                 Compliance with Securities Regulations and Commission Requests.  The Company, subject to Section 3(b), will comply with the requirements of Rule 430A, and will notify the Representatives promptly, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall become effective or any amendment or supplement to the Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any post-effective amendment or of any order preventing or suspending the use of any preliminary prospectus or the Prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(d) or 8(e) of the 1933 Act concerning the Registration Statement and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities.  The Company will effect all filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)), and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus.  The Company will make every reasonable effort to prevent the issuance of any stop order, prevention or suspension and, if any such order is issued, to obtain the lifting thereof at the earliest possible moment.

(b)                                 Continued Compliance with Securities Laws.  The Company will comply with the 1933 Act and the 1933 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Registration Statement, the General Disclosure Package and the Prospectus.  If at any time when a prospectus relating to the Securities is (or, but for the exception afforded by Rule 172 of the 1933 Act Regulations (“Rule 172”), would be) required by the 1933 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company, to (i) amend the Registration Statement in order that the Registration Statement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) amend or supplement the General Disclosure Package or the Prospectus in order that the General Disclosure Package or the Prospectus, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser or (iii) amend the Registration Statement or amend or supplement the General Disclosure Package or the Prospectus, as the case may be, in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly (A) give the Representatives notice of such event, (B) prepare any amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement, the General Disclosure Package or the Prospectus comply with such requirements and, a reasonable amount of time prior to any proposed filing or use, furnish the Representatives with copies of any such amendment or supplement and (C) file with the Commission any such amendment or supplement; provided that the Company shall not file or use any such amendment or supplement to which the Representatives or counsel for the Underwriters shall object.  The Company will furnish to the Underwriters such number of copies of such amendment or supplement as the Underwriters may reasonably request.  The Company will give the Representatives notice of its intention to make any filings made pursuant to the 1934 Act or 1934 Act Regulations from the Applicable Time to the Closing Time and will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object.

(c)                                  Delivery of Registration Statements.  The Company has furnished or will deliver to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement as originally filed and each amendment thereto (without exhibits) and will also deliver to the Representatives, without charge, a conformed copy of the Registration Statement as originally filed and each amendment thereto (without exhibits) for each of the Underwriters.  The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(d)                                 Delivery of Prospectuses.  The Company has delivered to each Underwriter, without charge, as many copies of each preliminary prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act.  The Company will furnish to each Underwriter, without charge, during the period when a prospectus relating to the Securities is (or, but for the exception afforded by Rule 172, would be) required to be delivered under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request.  The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e)                                  Blue Sky Qualifications.  The Company will use its reasonable best efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representatives may designate and to maintain such qualifications in effect so long as required to complete the distribution of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in any jurisdiction in which it is not otherwise so subject.

(f)                                   Rule 158.  The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(g)                                  Use of Proceeds.  The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Registration Statement, the General Disclosure Package and the Prospectus under “Use of Proceeds.”

(h)                                 Listing.  The Company will use its reasonable best efforts to effect and maintain the listing of the Common Stock (including the Securities) on the NASDAQ Global Select Market.

(i)                                     Restriction on Sale of Securities.  During a period of 180 days from the date of the Prospectus, each of the Company and the Operating LLC will not, without the prior written consent of the Representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock, any membership interests in the Operating LLC or any securities convertible into or exercisable or exchangeable for Common Stock or membership interests in the Operating LLC or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock or membership interests in the Operating LLC, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock, membership interests in the Operating LLC or other securities, in cash or otherwise.  The foregoing sentence shall not apply to (A) the Securities to be sold hereunder; (B) any shares of Common Stock issued by the Company or membership interests issued by the Operating LLC upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to in the Registration Statement, the General Disclosure Package and the Prospectus; (C) any shares of Common Stock or membership interests in the Operating LLC issued or options to purchase Common Stock or membership interests in the Operating LLC granted as equity compensation pursuant to the operating agreement of the Operating LLC or any employee benefit plan referred to in the Registration Statement, the General Disclosure Package and the Prospectus; (D) any shares of Common Stock or membership interests in the Operating LLC issued as equity compensation pursuant to the operating agreement of the Operating LLC or any non-employee director stock plan or dividend reinvestment plan referred to in the Registration Statement, the General Disclosure Package and the Prospectus; (E) any shares of Common Stock or membership interests in the Operating LLC or options to purchase Common Stock or membership interests in the Operating LLC or such other securities of the Company, the Operating LLC or any of their respective affiliates issued, transferred or otherwise disposed of in connection with the Reorganization; (F) the filing of a registration statement on Form S-8 relating to, and the issuance and sale of any shares of Common Stock or membership interests in the Operating LLC pursuant to, the terms of a plan described in the Registration Statement, General Disclosure Package and the Prospectus or any plan in existence as of the date hereof; (G) any shares of Common Stock, membership interests in the Operating LLC or options to purchase Common Stock or membership interests in the Operating LLC or such other securities of the Company, the Operating LLC or any of their respective affiliates issued as consideration or contingent consideration for acquisitions of one or more companies (or its or their operating assets or stock, partnership interests, membership interests or other equivalent equity interests) by the Company, the Operating LLC or their respective subsidiaries pursuant to purchase agreements entered into prior to the date hereof, provided that each recipient thereof shall have executed a lock-up agreement for the remainder of the 180-day period in substantially the form of Exhibit C hereto or contained in Section 5 of Amendment No. 1 to the Third Amended and Restated Operating Agreement of the Operating LLC or (H) any shares of Common Stock, membership interests in the Operating LLC or options to purchase Common Stock or membership interests in the Operating LLC or such other securities of the Company, the Operating LLC or any of their respective affiliates issued as consideration for acquisitions of one or more companies (or its or their operating assets or stock, partnership interests, membership interests or other equivalent equity interests) by the Company, the Operating LLC or their respective subsidiaries, provided that (x) each recipient thereof shall have executed a lock-up agreement for the remainder of the 180-day period in substantially the form of Exhibit C hereto or contained in Section 5 of Amendment No. 1 to the Third Amended and Restated Operating Agreement of the Operating LLC, (y) the number of such shares of Common Stock, membership interests, options (on an as-exercised basis) or other securities that may be issued as consideration for each such acquisition may not exceed 5% of the total diluted common stock and units outstanding (as defined in the General Disclosure Package and the Prospectus) immediately following completion of the transactions contemplated by this Agreement (as adjusted for share splits, share dividends and other similar events after the date hereof, and inclusive of non-qualified and non-compensatory stock options issued in connection with the Reorganization and the offering contemplated by this Agreement to the extent they become dilutive) (such number of diluted common stock and units outstanding, the “Post-IPO Diluted Share Count”) and (z) the aggregate number of such shares of Common Stock, membership interests, options (on an as-exercised basis) or other securities that may be issued as consideration for all such acquisitions pursuant to this clause (H) shall not exceed 10% of the Post-IPO Diluted Share Count.  In addition, the Company and the Operating LLC hereby agree not to waive or release any party subject to the restrictions on transfer set forth in Section 5 of Amendment No. 1 to the Third Amended and Restated Operating Agreement of the Operating LLC or otherwise permit such section to be amended without the consent of each of the Representatives.

(j)                                    Release or Waiver of Lock-up Restrictions.

(i)                                     If the Representatives, in their sole discretion, agree to release or waive the restrictions set forth in a lock-up agreement described in Section 5(i) hereof for an officer, director or director nominee of the Company and provide the Company with notice of the impending release or waiver at least three business days before the effective date of the release or waiver, the Company agrees to announce the impending release or waiver by a press release substantially in the form of Exhibit D hereto through a major news service at least two business days before the effective date of the release or waiver.

(ii)                                  Neither Representative shall agree to release or waive the restrictions on transfer set forth in Section 5 of Amendment No. 1 to the Third Amended and Restated Operating Agreement of the Operating LLC without the other Representative’s prior written consent.

(k)                                 Reporting Requirements.  The Company, during the period when a Prospectus relating to the Securities is (or, but for the exception afforded by Rule 172, would be) required to be delivered under the 1933 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and 1934 Act Regulations.  Additionally, the Company shall report the use of proceeds from the issuance of the Shares as may be required under Rule 463 under the 1933 Act.

(l)                                     Issuer Free Writing Prospectuses.  The Company agrees that, unless it obtains the prior written consent of the Representatives, it will not, and it will not permit the DSP Manager to, make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus,” or a portion thereof, required to be filed by the Company with the Commission or retained by the Company under Rule 433; provided that the Representatives will be deemed to have consented to the Issuer Free Writing Prospectuses listed on Schedule B-2 hereto and any “road show for an offering that is a written communication” within the meaning of Rule 433(d)(8)(i) that has been reviewed by the Representatives.  The Company represents that it has treated or agrees that it will treat each such free writing prospectus consented to, or deemed consented to, by the Representatives as an “issuer free writing prospectus,” as defined in Rule 433, and that it has complied and will comply with the applicable requirements of Rule 433 with respect thereto, including timely filing with the Commission where required, legending and record keeping.  If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, any preliminary prospectus or the Prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at that subsequent time, not misleading, the Company will promptly notify the Representatives and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(m)                             Testing-the-Waters Materials.  If at any time following the distribution of any Written Testing-the-Waters Communication there occurred or occurs an event or development as a result of which such Written Testing-the-Waters Communication included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at that subsequent time, not misleading, the Company will promptly notify the Representatives and will promptly amend or supplement, at its own expense, such Written Testing-the-Waters Communication to eliminate or correct such untrue statement or omission.

(n)                                 Emerging Growth Company Status. The Company will promptly notify the Representatives if the Company ceases to be an Emerging Growth Company at any time prior to the later of (i) completion of the distribution of the Securities within the meaning of the Securities Act and (ii) completion of the 180-day restricted period referred to in Section 3(i).

SECTION 4.                            Payment of Expenses.

(a)                                 Expenses.  The Company and the Operating LLC will jointly and severally pay or cause to be paid all expenses incident to the performance of their respective obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of copies of each preliminary prospectus, each Issuer Free Writing Prospectus and the Prospectus and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Underwriters to investors, (iii) the preparation, issuance and delivery of the certificates or security entitlements for the Securities to the Underwriters, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriters, (iv) the fees and disbursements of counsel, accountants and other advisors for the Company and the Operating LLC, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(e) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of a Blue Sky survey and any supplement thereto, (vi) the fees and expenses of any transfer agent or registrar for the Securities, (vii) the costs and expenses of the Company and the Operating LLC relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of aircraft and other transportation chartered in connection with the road show, provided, however, that the Underwriters and the Company agree that the Underwriters shall pay or cause to be paid travel and lodging expenses of the Representatives, (viii) the filing fees incident to, and the reasonable fees and disbursements of counsel to the Underwriters in connection with, the review by FINRA of the terms of the sale of the Securities up to an amount no greater than [     ], (ix) the fees and expenses incurred in connection with the listing of the Securities on the NASDAQ Global Select Market and (x) all costs and expenses of the Underwriters, including the fees and disbursements of counsel for the Underwriters and DSP Manager, in connection with matters related to the Reserved Securities which are designated by the Company for sale to Invitees (other than the selling concession payable to the DSP Manager). It is understood, however, that, except as provided in this Section 4(a) and Section 6 hereof, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel, stock transfer taxes on resale of any of the Securities by them and any advertising expenses connected with any offers they may make.

(b)                                 Termination of Agreement.  If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5, Section 9(a)(i) or (iii) or Section 10 hereof, the Company and the Operating LLC shall jointly and severally reimburse the Underwriters for all of their reasonable and documented out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

SECTION 5.                            Conditions of Underwriters’ Obligations.  The obligations of the several Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company and the Operating LLC contained herein or in certificates of any officer of the Company or the Operating LLC delivered pursuant to the provisions hereof, to the performance by the Company and the Operating LLC of their respective covenants and other obligations hereunder, and to the following further conditions:

(a)                                 Effectiveness of Registration Statement; Rule 430A Information.  The Registration Statement, including any Rule 462(b) Registration Statement, has become effective and, at the Closing Time, no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no order preventing or suspending the use of any preliminary prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s and the Operating LLC’s knowledge, contemplated; and the Company and the Operating LLC have complied with each request (if any) from the Commission for additional information.  A prospectus containing the Rule 430A Information shall have been filed with the Commission in the manner and within the time frame required by Rule 424(b) without reliance on Rule 424(b)(8) or a post-effective amendment providing such information shall have been filed with, and declared effective by, the Commission in accordance with the requirements of Rule 430A.

(b)                                 Opinion of Counsel for Company and the Operating LLC.  At the Closing Time, the Representatives shall have received the favorable opinion, dated the Closing Time, of Vinson & Elkins L.L.P., counsel for the Company and the Operating LLC, in form and substance satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters substantially in the form of Exhibit A hereto and to such further effect as counsel to the Underwriters may reasonably request.

(c)                            General Counsel Opinion.  At the Closing Time, the Representatives shall have received the favorable opinion, dated the Closing Time, of J. Russell McGranahan, general counsel for the Company, in form and substance satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters substantially in the form of Exhibit B hereto and to such further effect as counsel to the Underwriters may reasonably request.

(d)                                 Opinion of Counsel for Underwriters.  At the Closing Time, the Representatives shall have received the favorable opinion, dated the Closing Time, of Davis Polk & Wardwell LLP, counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters with respect to such matters as the Representatives may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

(e)                                  Officers’ Certificate.  At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company, the Operating LLC and their respective subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Representatives shall have received a certificate of the Chief Executive Officer or the President of the Company and of the chief financial or chief accounting officer of the Company, dated the Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties of the Company and the Operating LLC in this Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (iii) the Company and the Operating LLC have complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time and (iv) no stop order suspending the effectiveness of the Registration Statement under the 1933 Act has been issued, no order preventing or suspending the use of any preliminary prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to their knowledge, contemplated.

(f)            Accountant’s Comfort Letters.  At the time of the execution of this Agreement, the Representatives shall have received from (i) Deloitte & Touche LLP a letter, dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information of the Company and the Operating LLC contained in the Registration Statement, the General Disclosure Package and the Prospectus; and (ii) Mayer Hoffman McCann P.C. a letter, dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information of SCS contained in the Registration Statement, the General Disclosure Package and the Prospectus..

(g)           Bring-down Comfort Letter.  At the Closing Time, the Representatives shall have received from each of Deloitte & Touche LLP and Mayer Hoffman McCann P.C. a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (f) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(h)           Approval of Listing.  At the Closing Time, the Securities shall have been approved for listing on the NASDAQ Global Select Market, subject only to official notice of issuance.

(i)          No Objection.  FINRA has confirmed that it has not raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements relating to the offering of the Securities.

(j)          Lock-up Agreements.  At the date of this Agreement, the Representatives shall have received an agreement substantially in the form of Exhibit C hereto signed by the persons listed on Schedule C hereto.

(k)         Transactions Completed.  At the Closing Time, the Transactions shall have been completed as described in the Prospectus; each of the Transaction Documents (other than the Amended and Restated Certificate of Incorporation) shall have been executed and delivered; and the Amended and Restated Certificate of Incorporation shall have been filed with the Secretary of State for the State of Delaware.

(l)          Conditions to Purchase of Option Securities.  In the event that the Underwriters exercise their option provided in Section 2(b) hereof to purchase all or any portion of the Option Securities, the representations and warranties of the Company contained herein and the statements in any certificates furnished by the Company and any of its subsidiaries hereunder shall be true and correct as of each Date of Delivery and, at the relevant Date of Delivery, the Representatives shall have received:

(i)            Officers’ Certificate.  A certificate, dated such Date of Delivery, of the Chief Executive Officer or the President of the Company and of the chief financial or chief accounting officer of the Company confirming that the certificate delivered at the Closing Time pursuant to Section 5(e) hereof remains true and correct as of such Date of Delivery.

(ii)           Opinion of Counsel for Company.  If requested by the Representatives, the favorable opinion of Vinson & Elkins L.L.P., counsel for the Company, in form and substance satisfactory to counsel for the Underwriters, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(b) hereof.

(iii)          General Counsel Opinion.  If requested by the Representatives, the favorable opinion of J. Russell McGranahan, general counsel for the Company, in form and substance satisfactory to counsel for the Underwriters, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(c) hereof.

(iv)          Opinion of Counsel for Underwriters.  If requested by the Representatives, the favorable opinion of Davis Polk & Wardwell LLP, counsel for the Underwriters, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(d) hereof.

(v)           Bring-down Comfort Letters.  If requested by the Representatives, a letter from each of Deloitte & Touche LLP and Mayer Hoffman McCann P.C., in form and substance satisfactory to the Representatives and dated such Date of Delivery, substantially in the same form and substance as the letters furnished to the Representatives pursuant to Section 5(g) hereof, except that the “specified date” in the letters furnished pursuant to this paragraph shall be a date not more than three business days prior to such Date of Delivery.

(m)          Additional Documents.  At the Closing Time and at each Date of Delivery (if any) counsel for the Underwriters shall have been furnished with such documents and opinions as they may require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company and the Operating LLC in connection with the issuance and sale of the Securities as herein contemplated shall be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters.

(n)           Termination of Agreement.  If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of Option Securities on a Date of Delivery which is after the Closing Time, the obligations of the several Underwriters to purchase the relevant Option Securities, may be terminated by the Representatives by notice to the Company at any time at or prior to Closing Time or such Date of Delivery, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7, 8, 14, 15 and 16 shall survive any such termination and remain in full force and effect.

SECTION 6.         Indemnification.

(a)           Indemnification of Underwriters.  Each of the Company and the Operating LLC jointly and severally agrees to indemnify and hold harmless each Underwriter, its affiliates (as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”)), its selling agents and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i)            against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the Rule 430A Information, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included (A) in any preliminary prospectus, any Issuer Free Writing Prospectus, any Written Testing-the-Waters Communication, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto), or (B) in any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Securities (“Marketing Materials”), including any roadshow or investor presentations made to investors by the Company (whether in person or electronically), or the omission or alleged omission in any preliminary prospectus, Issuer Free Writing Prospectus, any Written Testing-the-Waters Communication, Prospectus or in any Marketing Materials of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)           against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company and the Operating LLC;

(iii)          against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representatives), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in the Registration Statement (or any amendment thereto), including the Rule 430A Information, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

(b)           Indemnification of Company and Operating LLC, Directors and Officers.  Each Underwriter severally agrees to indemnify and hold harmless the Company and the Operating LLC, their respective directors and director nominees, each of the Company’s officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 430A Information, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

(c)           Actions against Parties; Notification.  Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement.  In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by the Representatives, and, in the case of parties indemnified pursuant to Section 6(b) above, counsel to the indemnified parties shall be selected by the Company and the Operating LLC.  An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party.  In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.  No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)           Settlement without Consent if Failure to Reimburse.  If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) or settlement of any claim in connection with any violation referred to in Section 6(e) effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 60 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

(e)           Indemnification for Reserved Securities.  In connection with the offer and sale of the Reserved Securities, each of the Company and the Operating LLC agrees jointly and severally to indemnify and hold harmless the Underwriters, their Affiliates and selling agents and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act, from and against any and all loss, liability, claim, damage and expense (including, without limitation, any legal or other expenses reasonably incurred in connection with defending, investigating or settling any such action or claim), as incurred, (i) arising out of the violation of any applicable laws or regulations of foreign jurisdictions where Reserved Securities have been offered, (ii) arising out of any untrue statement or alleged untrue statement of a material fact contained in any prospectus wrapper or other material prepared by or with the consent of the Company for distribution to Invitees in connection with the offering of the Reserved Securities or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) caused by the failure of any Invitee to pay for and accept delivery of Reserved Securities which have been orally confirmed for purchase by any Invitee by 8:00 A.M. (New York City time) on the first business day after the date of this Agreement or (iv) related to, or arising out of or in connection with, the offering of the Reserved Securities.

SECTION 7.         Contribution.  If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Operating LLC, on the one hand, and the Underwriters, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Operating LLC, on the one hand, and of the Underwriters, on the other hand, in connection with the statements or omissions, or in connection with any violation of the nature referred to in Section 6(e) hereof, which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company and the Operating LLC, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company, on the one hand, and the total underwriting discount received by the Underwriters, on the other hand, in each case as set forth on the cover of the Prospectus, bear to the aggregate initial public offering price of the Securities as set forth on the cover of the Prospectus.

The relative fault of the Company and the Operating LLC, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company and the Operating LLC or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or any violation of the nature referred to in Section 6(e) hereof.

The Company, the Operating LLC and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7.  The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter’s Affiliates and selling agents shall have the same rights to contribution as such Underwriter, and each director and director nominee of the Company or the Operating LLC, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.  The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the number of Initial Securities set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 8.         Representations, Warranties and Agreements to Survive.  All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or the Operating LLC submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Underwriter or its Affiliates or selling agents, any person controlling any Underwriter, its officers or directors or any person controlling the Company and (ii) delivery of and payment for the Securities.

SECTION 9.         Termination of Agreement.

(a)           Termination.  The Representatives may terminate this Agreement, by notice to the Company and the Operating LLC, at any time at or prior to the Closing Time (i) if there has been, in the judgment of the Representatives, since the time of execution of this Agreement or since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company, the Operating LLC and their respective subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the completion of the offering or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the NASDAQ Global Select Market, or (iv) if trading generally on the NYSE MKT or the New York Stock Exchange or in the NASDAQ Global Select Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by order of the Commission, FINRA or any other governmental authority, or (v) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or with respect to Clearstream or Euroclear systems in Europe, or (vi) if a banking moratorium has been declared by either Federal or New York authorities.

(b)           Liabilities.  If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7, 8, 14, 15 and 16 shall survive such termination and remain in full force and effect.

SECTION 10.       Default by One or More of the Underwriters.  If one or more of the Underwriters shall fail at the Closing Time or a Date of Delivery to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

(i)            if the number of Defaulted Securities does not exceed 10% of the number of Securities to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(ii)           if the number of Defaulted Securities exceeds 10% of the number of Securities to be purchased on such date, this Agreement or, with respect to any Date of Delivery which occurs after the Closing Time, the obligation of the Underwriters to purchase, and the Company to sell, the Option Securities to be purchased and sold on such Date of Delivery shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement or, in the case of a Date of Delivery which is after the Closing Time, which does not result in a termination of the obligation of the Underwriters to purchase and the Company to sell the relevant Option Securities, as the case may be, either the (i) Representatives or (ii) the Company shall have the right to postpone the Closing Time or the relevant Date of Delivery, as the case may be, for a period not exceeding seven days in order to effect any required changes in the Registration Statement, the General Disclosure Package or the Prospectus or in any other documents or arrangements.  As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.

SECTION 11.       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication.  Notices to the Underwriters shall be directed to Merrill Lynch at One Bryant Park, New York, New York 10036, attention of Syndicate Department (facsimile: (646) 855-3073), with a copy to ECM Legal (facsimile: (212) 230-8730), and Goldman at 200 West Street, New York, New York 10282-2198, Attention: Registration Department; notices to the Company or the Operating LLC shall be directed to it at 825 Third Avenue, 27th Floor, New York, New York 10022, attention of the General Counsel.

SECTION 12.       No Advisory or Fiduciary Relationship.  Each of the Company and the Operating LLC acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the initial public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company and the Operating LLC, on the one hand, and the several Underwriters, on the other hand, (b) in connection with the offering of the Securities and the process leading thereto, each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company, the Operating LLC, any of their respective subsidiaries or their respective stockholders, creditors, employees or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company or the Operating LLC with respect to the offering of the Securities or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company, the Operating LLC or any of their respective subsidiaries on other matters) and no Underwriter has any obligation to the Company or the Operating LLC with respect to the offering of the Securities except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company or the Operating LLC and (e) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering of the Securities and the Company and the Operating LLC have consulted their own respective legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.

SECTION 13.       Parties.  This Agreement shall each inure to the benefit of and be binding upon the Underwriters, the Company and the Operating LLC and their respective successors.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company and the Operating LLC and their respective successors and the controlling persons and officers, directors and director nominees referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.  This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company and the Operating LLC and their respective successors, and said controlling persons and officers, directors and director nominees and their heirs and legal representatives, and for the benefit of no other person, firm or corporation.  No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 14.       Trial by Jury.  Each of the Company and the Operating LLC (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders, members and affiliates) and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 15.       GOVERNING LAW.  THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

SECTION 16.       Consent to Jurisdiction; Waiver of Immunity. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding.  Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 17.       TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 18.       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 19.       Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company and the Operating LLC a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters, the Company and the Operating LLC in accordance with its terms.

Very truly yours,

FOCUS FINANCIAL PARTNERS INC.

By
Title:

FOCUS FINANCIAL PARTNERS, LLC

By
Title:

CONFIRMED AND ACCEPTED,
as of the date first above written:

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By
Authorized Signatory

GOLDMAN SACHS & CO. LLC

By
Authorized Signatory

For themselves and as Representatives of the other Underwriters named in Schedule A hereto.

SCHEDULE A

The initial public offering price per share for the Securities shall be $[  .  ].

The purchase price per share for the Securities to be paid by the several Underwriters shall be $[  .  ], being an amount equal to the initial public offering price set forth above less $[  .  ] per share, subject to adjustment in accordance with Section 2(b) for dividends or distributions declared by the Company and payable on the Initial Securities but not payable on the Option Securities.

Name of Underwriter	Number of Initial Securities
Goldman Sachs & Co. LLC	[ ]
Merrill Lynch, Pierce, Fenner & Smith Incorporated	[ ]
KKR Capital Markets LLC	[ ]
BMO Capital Markets Corp.	[ ]
RBC Capital Markets, LLC	[ ]
SunTrust Robinson Humphrey, Inc.	[ ]
Fifth Third Securities, Inc.
Keefe, Bruyette & Woods, Inc.	[ ]
MUFG Securities Americas Inc.
Raymond James & Associates, Inc.	[ ]
Regions Securities LLC
William Blair & Company, L.L.C	[ ]

Total	[ ]

Sch A-1

SCHEDULE B-1

Pricing Terms

1.                                      The Company is selling [       ] shares of Class A Common Stock.

2.                                      The Company has granted an option to the Underwriters, severally and not jointly, to purchase up to an additional [       ] shares of Class A Common Stock.

3.                                      The initial public offering price per share for the Securities shall be $[  .  ].

SCHEDULE B-2

Free Writing Prospectuses

[TO SPECIFY EACH ISSUER GENERAL USE FREE WRITING PROSPECTUS]

Sch B - 1

SCHEDULE C

List of Persons and Entities Subject to Lock-up Letter

Ruediger Adolf

Rajini Sundar Kodialam

James Shanahan

James D. Carey

Fayez S. Muhtadie

Christopher J. Harrington

Deborah D. McWhinney

Noah Gottdiener

Leonard R. Chang

Christopher T. Dupuy

J. Russell McGranahan

Vamsi K. Yadlapati

Funds affiliated with KKR & Co. L.P.

Funds affiliated with Stone Point Capital LLC

Participants in directed share program

Sch C - 1

Exhibit A

FORM OF OPINION OF COMPANY’S COUNSEL
TO BE DELIVERED PURSUANT TO SECTION 5(b)

[  ]

A-1

Exhibit B

FORM OF OPINION OF GENERAL COUNSEL’S OPINION
TO BE DELIVERED PURSUANT TO SECTION 5(c)

[  ]

B-1

Exhibit C

FORM OF LOCK-UP LETTER

[  ]

C-1

Exhibit D

FORM OF PRESS RELEASE

TO BE ISSUED PURSUANT TO SECTION 3(j)

Focus Financial Partners Inc.
[       ], 20[  ]

Focus Financial Partners Inc. (the “Company”) announced today that BofA Merrill Lynch and Goldman Sachs & Co. LLC, the lead book-running managers in the Company’s recent public sale of [       ] shares of Class A common stock, is [waiving] [releasing] a lock-up restriction with respect to [       ] shares of the Company’s Class A common stock held by [certain officers or directors] [an officer or director] of the Company.  The [waiver] [release] will take effect on      ,          20    , and the shares may be sold on or after such date.

This press release is not an offer for sale of the securities in the United States or in any other jurisdiction where such offer is prohibited, and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the United States Securities Act of 1933, as amended.

D-1